                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Crown Books Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          Set forth the amount on which the filing fee is calculated and state how it was determined.

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              [CROWN BOOKS LOGO]
                               3300 75th Avenue
                           Landover, Maryland 20785

                           ------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JUNE 27, 1997

     The 1997 Annual Meeting of Crown Books Corporation, a Delaware corporation ("Crown Books"), will be held on June 27, 1997 at 1:00 p.m. at the Marriot Courtyard, 8330 Corporate Drive, Landover, Maryland for the purpose of electing four directors as set forth in the accompanying Proxy Statement, and to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record as of the close of business on May 9, 1997 will be entitled to notice of and to vote at the meeting.

     If you plan to attend the meeting and will need special assistance or accommodations due to a disability, please indicate such information on the enclosed proxy card.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY WHICH YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

                                          By Order of the Board of Directors

                                          /s/ ELLIOT R. ARDITTI

                                          Elliot R. Arditti
                                          Secretary

May 30, 1997

                            CROWN BOOKS CORPORATION
                                3300 75th Avenue
                            Landover, Maryland 20785
                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 27, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Crown Books Corporation, a Delaware corporation ("Crown Books"), for use at the 1997 Annual Meeting of Stockholders (the "Meeting") to be held on June 27, 1997 at 1:00 p.m. at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland, and at any adjournments thereof. This Proxy Statement, and the accompanying notice of the meeting and proxy card, are first being sent or given to stockholders on or about May 30, 1997.

     Record holders of Crown Books' common stock, par value $.01 per share (the "Common Stock"), at the close of business on May 9, 1997 are entitled to notice of, and to vote at, the Meeting. Each stockholder of record on such date will be entitled to one vote for each share of Common Stock held. On May 9, 1997, there were 5,288,973 shares of Common Stock outstanding.

     Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. Shares represented by valid proxies received by Crown Books in time for the Meeting will be voted as specified in such proxies. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Meeting and voting in person or by filing with the Secretary of Crown Books an instrument of revocation or duly executed proxy bearing a later date.

     With respect to the election of Directors, stockholders of Crown Books voting by proxy may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted for the election of all four directors listed under the caption "Election of Directors."

     At the Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. More than one-third of the outstanding shares of Common Stock must be present in person or by proxy to constitute a quorum necessary for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the presence of a quorum at the Meeting. The election of the four nominees for Director requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and actually voting at the Meeting. Any action other than a vote for a nominee (including abstentions and broker non-votes) will have the practical effect of voting against the nominee.

                             ELECTION OF DIRECTORS
                           (Item 1 on the Proxy Card)

     Four directors are to be elected at the Meeting. Unless otherwise specifically directed, the persons named in the accompanying proxy will vote such proxy for the election of the nominees listed below as directors of Crown Books to serve until the next annual meeting of stockholders and until their successors are elected and qualified. In the event that a nominee for any reason should become unavailable for election (which is not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for a nominee who would be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors.

     Dart Group Corporation ("Dart") owns 2,767,314 shares of Common Stock (approximately 52% of the outstanding Common Stock) and intends to vote for each of the nominees listed below. A Standstill Order entered into by the Delaware Court of Chancery on December 6, 1995 provides, among other things, that Dart may not, until further order of the court, change the current composition of the board of directors of Dart or any of its subsidiaries.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
NOMINEES:

     HERBERT H. HAFT, the founder of Dart, has been Chief Executive Officer and Chairman of the Board of Dart since 1960. He has been Co-Chairman or Chairman of the Board of Directors of Crown Books since its organization in 1981. Mr. Haft has been Chairman of the Board of Directors and Chief Executive Officer of Trak Auto Corporation ("Trak Auto"), an affiliate of Dart, since its organization in 1983. Mr. Haft has been a director of Shoppers Food Warehouse Corp. ("Shoppers Food"), a wholly-owned subsidiary of Dart, since April 1989 and was elected Co-Chairman of Shoppers Food on February 6, 1997.

     DOUGLAS M. BREGMAN is a partner in the law firm of Bregman, Berbert & Schwartz, specializing in commercial real estate law. Mr. Bregman is also an Adjunct Professor of Law at the Georgetown University Law Center. Mr. Bregman was elected to serve as a director of each of Dart, Trak Auto and Crown Books in June 1993 and was elected to serve as a director of Shoppers Food on February 6, 1997.

     LARRY G. SCHAFRAN is managing general partner of L.G. Schafran and Associates, a New York-based real estate investment and development firm, and is the Chairman of Delta-Omega Technologies, Inc. and a director of Publicker Industries, Inc., Capsure Holdings, Corp. and Glasstech, Inc. Mr. Schafran has previously held the positions of vice president and director of Webb & Knapp, Inc. and its successor General Property Corp. Mr. Schafran is also a trustee of National Income Real Estate Trust. Mr. Schafran was elected a director of Dart, Trak Auto and Crown Books on December 20, 1993, he serves as Chairman of the Executive Committee of the Board of Directors of each such company and was elected Co-Chairman of the board of directors of Shoppers Food on February 6, 1997.

     BONITA A. WILSON has been a retailing executive with Dalton Brody since October 1993. Ms. Wilson was a Sales Manager with Saks Jandel from January 1994 until June 1994 and prior to that she was a retailing executive with the May Company. Ms. Wilson was elected to serve as a director of each of Dart, Trak Auto and Crown Books in June 1993 and was elected to serve as a director of Shoppers Food on February 6, 1997.

     There is no family relationship between any of the directors or officers of Crown Books.

     Information regarding legal proceedings pending against certain directors of Crown Books is incorporated herein by reference to Item 3 of Crown Books' Annual Report on Form 10-K for the year ended February 1, 1997, which Annual Report may be obtained without charge upon written request to Donald J. Pilch, Chief Financial Officer, Crown Books Corporation, 3300 75th Avenue, Landover, Maryland 20785.

            THE BOARD OF DIRECTORS, ITS COMMITTEES AND COMPENSATION

     The Board of Directors of Crown Books held six meetings and took action by written consent on three occasions during the year ended February 1, 1997. The Board of Directors has an Audit Committee and a Compensation Committee. Crown Books does not have a standing committee on nomination. In 1994, the Board of Directors established an Executive Committee and a Special Litigation Committee. All Directors attended at least seventy-five percent of the meetings of the Board of Directors and the committees on which such Directors served during fiscal 1997.

     The Audit Committee currently consists of Larry G. Schafran, Bonita A. Wilson and Douglas M. Bregman. The Audit Committee, which held three meetings during fiscal 1997, reviews potential conflicts of interest, reviews the results of the annual audit with Crown Books' independent auditors and the adequacy of Crown Books' internal accounting controls and practices, and recommends to the Board of Directors the independent auditors to be retained by Crown Books.

     The Compensation Committee was formed in December 1994 and currently consists of Douglas M. Bregman, Larry G. Schafran and Bonita A. Wilson. The Compensation Committee held one meeting in fiscal 1997 and took action by written consent on one occasion. Crown Books' Chief Executive Officer is to consult with the Compensation Committee prior to exercising such officer's authority to fix the compensation of Crown Books' officers. The Compensation Committee also advises the Board of Directors as to the compensation of the Chief Executive Officer.

     On September 7, 1994, the Board of Directors of Dart established an Executive Committee comprised of Dart's outside directors to conduct the affairs of Dart with respect to matters that were the subject of disputes between the Chairman of the Board and Chief Executive Officer of Dart, Herbert H. Haft, and the then President and Chief Operating Officer of Dart, Ronald S. Haft. Because Herbert H. Haft is and Ronald S. Haft was an executive officer and/or director of Crown Books, on October 11, 1994, the Board of Directors of Crown Books established an Executive Committee comprised of the same outside directors, with authority parallel to that of Dart's Executive Committee. The disputes between Herbert H. Haft and Ronald S. Haft concerning issues involving Dart and Crown Books have been extensive. Accordingly, the respective Executive Committees assumed day-to-day involvement in these disputed issues and other matters affecting Dart and Crown Books, in particular matters relating to litigation to which Dart or Crown Books is a party. While the Executive Committee remains involved in the day-to-day affairs of Dart, its continuing role is dependent upon future events.

     The Special Litigation Committee currently consists of Larry G. Schafran. The Special Litigation Committee assesses, on behalf of Crown Books, whether to pursue, settle or abandon certain derivative litigation.

     A Standstill Order entered into in December 1995 in connection with a settlement of certain litigation and other transactions between Ronald S. Haft and Dart provides, among other things, that Dart may not, until further order is entered by the Delaware Court of Chancery, (i) change the current composition of the board of directors of Dart or any of its subsidiaries, or (ii) change the current Haft family officers of Dart or any of its subsidiaries.

     Compensation. Each director is compensated by Crown Books at the rate of $15,000 per year and each outside director is compensated an additional $1,000 per meeting (allocated among Crown Books, Dart and Trak Auto). Those directors who are members of Crown Books' audit committee and profit sharing committee receive an annual fee of $5,000 for each committee (allocated among Crown Books, Dart and Trak Auto).

     Members of the Executive Committee are compensated at a rate of $275 per hour plus reimbursement of expenses. Members of the Special Litigation Committee of the Board of Directors have been compensated at a rate of $250 per hour plus reimbursement of expenses. During fiscal 1997, the compensation paid by Dart and its subsidiaries, including Crown Books, to members of the respective Executive Committees for their services on those committees totaled $1,299,000 ($423,000 paid by Crown Books). Dart and its subsidiaries, including Crown Books, did not make any payments to members of the Special Litigation Committee for their service on that committee in fiscal 1997.

     Crown Books Stock Option Plan. The Crown 1993 Plan specifies that 2,500 Non-Qualified Stock Options shall be granted to each director who is not an employee each calendar year, such options to be effective as of July 31 each year, and to expire five years from the date of grant.

     Deferred Compensation Plan. Crown Books adopted the 1988 Crown Books Corporation Deferred Compensation Plan for Directors, effective January 1, 1988 (the "Compensation Plan"). The Compensation Plan permits Crown Books' directors to defer the payment of all or a specified part of future compensation payable for services as director, including fees for serving on or attending meetings of committees of the Board of Directors. Each director may elect, on or before January 31 of any year, to defer payment of compensation, payable on or after the February 1st following such election, for services to be performed during the twelve-month period commencing on such February 1 and ending on January 31 of the following calendar year (the "Plan Year"). After such an election, all subsequent compensation will be deferred until the director notifies Crown Books, prior to the commencement of any Plan Year, that compensation for future Plan Years is to be paid on a current basis.

     Deferred compensation will not be paid to the director as earned, but will be held in Crown Books' general funds and credited to a bookkeeping account maintained by Crown Books in the name of the director. Each participating director will be treated as a creditor of Crown Books with respect to such funds. Deferred compensation will be paid to directors in a lump sum on the February 15th of the Plan Year after retirement, unless the director elects, at the time he exercises the deferral option, to be paid in up to ten annual installments.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning all stockholders known by Crown Books to be beneficial owners of five percent or more of the Common Stock as of May 9, 1997.

                                                                   AMOUNT AND NATURE
                                                                     OF BENEFICIAL       PERCENT OF
                        NAME AND ADDRESS                             OWNERSHIP(1)          CLASS
-----------------------------------------------------------------  -----------------     ----------
Dart Group Corporation(2)........................................      2,767,314            52.3
3300 75th Avenue
Landover, MD 20785

Heartland Advisors, Inc.(3)......................................        683,200            12.9
790 N. Milwaukee Street
Milwaukee, WI 53202

The TCW Group, Inc.(4)...........................................        301,200             5.7
865 South Figueroa Street
Los Angeles, CA 90017

Foyston, Gordon & Payne, Inc.(5).................................        299,800             5.7
151 Yonge Street
Suite 1208
Toronto, Ontario M5C1C3

---------------
(1) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if such owner has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned.
(2) Under the Voting Trust Agreement dated October 6, 1995 (the "Voting Trust Agreement"), among Ronald S. Haft, Dart and the Voting Trustees named therein, Richard B. Stone, as Voting Trustee, has sole voting power over 374,485 Dart Class A shares and 222,294 Dart Class B shares and Ronald S. Haft has sole investment power over such shares, subject to (i) the rights of Dart to exercise a call option to purchase the shares, as provided in the Buy/Sell/Offering Agreement entered into by Ronald S. Haft and Dart, and
    (ii) the rights of Dart and Cabot-Morgan Real Estate Company ("CMREC"), a Dart subsidiary, under a Stock and Trust Certificate Pledge Agreement made by Ronald S. Haft in favor of the initial Voting Trustees, as collateral agents and bailees for Dart and CMREC. The Voting Trustee may vote the shares in such manner as he deems to be "in the best interests of Dart and all of its shareholders as a single class." The Voting Trust Agreement will terminate on August 1, 2000, unless terminated earlier or later pursuant to the terms of the Voting Trust Agreement. The Voting Trust Agreement is subject to legal challenge. See Item 3 of Crown Books' Annual Report on Form 10-K for the year ended February 1, 1997.
(3) Based on holdings reported by Heartland Advisors, Inc. ("Heartland") on
    Schedule 13G filed February 12, 1997. Heartland is a registered investment advisor under the Investment Advisors Act of 1940. In its Schedule 13G, Heartland has reported that it has sole voting power over 604,200 shares and sole investment power over 683,200 shares.
(4) Based on holdings reported on the most recent Schedule 13G filed by The TCW Group, Inc. ("TCW") on February 12, 1997. TCW has sole voting and investment power over the 301,200 shares.
(5) Based on holdings reported on the most recent Schedule 13D filed by Foyston, Gordon & Payne, Inc. ("FG&P") on February 11, 1997. FG&P has sole voting and investment power over the 299,800 shares.

                          POTENTIAL CHANGES IN CONTROL

     On October 6, 1995, Dart and Ronald S. Haft entered into a settlement of certain litigation and other related transactions (collectively, the "RSH Settlement").

     The RSH Settlement transactions are subject to pending litigation and, through such litigation Robert M. Haft, Gloria G. Haft and Linda G. Haft and, separately, Herbert H. Haft seek control of Dart. If sustained, the RSH Settlement transactions were intended to have the effect, by their terms, of transferring majority control of Dart's voting stock to one or more voting trustees under the Voting Trust Agreement. On December 28, 1995, the initial Voting Trustees resigned and appointed Richard B. Stone as successor Voting Trustee.

     If the RSH Settlement is sustained by the Delaware Court of Chancery, a Buy/Sell/Offering Agreement between Dart and Ronald S. Haft will govern the ultimate disposition of the shares held by the Voting Trustee. That agreement gives Ronald S. Haft the right to "put" to Dart the stock held by the Voting Trustee at any time between January 1, 1997 and December 31, 1999, subject to certain conditions. With respect to the 222,294 shares of Dart Class B Common Stock held by the Voting Trustee, Ronald S. Haft may (instead of including them in the "put") exchange them for 244,523 shares of Dart Class A Common Stock (i.e., a 1.1 to 1 exchange ratio) and offer those 244,523 shares of Dart Class A Common Stock to the public. Dart has an option to "call" the shares held by the Voting Trustee, if they have not previously been disposed of as described above, at any time during the first seven months of the year 2000.

     All of the 222,294 Dart Class B shares in the Voting Trust, as well as the related voting trust certificates issued to Ronald S. Haft under the Voting Trust Agreement, have been pledged to Dart and CMREC as security for certain loans made to Ronald S. Haft and other obligations of Ronald S. Haft arising under the RSH Settlement.

                              POSSIBLE SETTLEMENTS

     On April 21, 1997, Dart reached a conditional settlement agreement in principle with Herbert H. Haft. If the settlement contemplated by the conditional agreement in principle is implemented, Herbert H. Haft would retire from his positions as Chairman of Dart, Shoppers Food, Trak Auto and Crown Books. Herbert H. Haft also would relinquish his claim to voting control of Dart.

     Under the settlement contemplated by the conditional agreement in principle, Herbert H. Haft would sell to Dart, Trak Auto and Crown Books all of his shares of stock and stock options in these companies. The settlement also would terminate Herbert H. Haft's employment agreement with Dart and resolve all outstanding litigation and disputes between Dart and Herbert H. Haft. Herbert H. Haft would also assign certain real estate interests to Dart.

     Herbert H. Haft would receive approximately $30 million from Dart if the settlement is implemented. Herbert H. Haft would also receive an additional $11.6 million from escrowed funds previously paid by Dart to Ronald S. Haft as part of the RSH Settlement (plus $700,000 interest on those funds). The conditional agreement in principle also contemplates that Dart would make a $10 million loan to a partnership owned by Herbert H. Haft and Ronald S. Haft, which loan would be secured by such partnership's interests in three shopping centers located in suburban Washington, D.C. and would be personally guaranteed by Ronald S. Haft.

     Implementation of the conditional agreement in principle is subject to the negotiation of a definitive settlement agreement satisfactory to Dart and Dart's receipt of satisfactory advice from its investment bankers.

The conditional agreement in principle, as amended, states that it will terminate if a definitive settlement agreement is not entered into by June 12, 1997.

     The conditional agreement in principle is also conditioned on Dart's entering into a supplemental settlement with Ronald S. Haft and a comprehensive settlement with RGL. Negotiations with respect to these related settlements are currently underway. Current settlement discussions contemplate that Dart, Trak Auto and Crown Books would collectively pay approximately $50 million in exchange for all of RGL's equity interests in these companies and certain real estate interests. There can be no assurance that such settlements will be reached or as to the terms or timing of any settlement, if one occurs.

     Closing of the transactions contemplated by the conditional agreement in principle also is subject to (i) final and non-appealable action by the Delaware Court of Chancery or the Delaware Supreme Court approving all of the terms of the settlement, terminating certain putative derivative actions pending with respect to Dart and Crown Books in the Delaware Court of Chancery, and approving the RSH Settlement and the supplemental settlement between Dart and Ronald S. Haft, and (ii) final and non-appealable action by the U.S. Bankruptcy Court approving the effectiveness of Chapter 11 plans of reorganization for certain real estate entities owned by Haft family members.

     There can be no assurance that a definitive settlement agreement between Dart and Herbert H. Haft will be entered into and that the transactions contemplated by the conditional agreement in principle will be implemented.

     Any settlement with RGL (including any financing of such settlement) would require further order of the Delaware Court of Chancery under the Standstill Order and could be opposed by Herbert H. Haft if Dart does not settle with him.

     A closing of any settlement with RGL would be subject to available financing and the proposed settlement with Herbert H. Haft would be subject to the receipt of advice by Dart from its financial advisor that adequate financing would be available at closing. Dart and its subsidiaries do not presently have cash available to pay the approximately $90 million (including the loan of $10 million) contemplated by the possible settlements but are considering various options to finance them.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of May 9, 1997 regarding the ownership of the Common Stock, Dart's Class A Common Stock, $1.00 par value per share ("Class A"), and Dart's Class B Common Stock, $1.00 par value per share ("Class B"), by the following persons: (a) each of Crown Books' current directors, (b) Crown Books' Chief Executive Officer and four other current executive officers of Crown Books, and (c) all of Crown Books' current directors and executive officers as a group.

                                                                                          APPROXIMATE
                                                        TITLE OF          NO. OF          PERCENTAGE
                       NAME                              CLASS            SHARES           OF CLASS
---------------------------------------------------   ------------      -----------       -----------
Herbert H. Haft....................................   Class A               252,497(1)       13.35(2)
                                                      Class B                    --(3)          --
                                                      Crown Books            30,500(4)           *
E. Steve Stevens...................................   Class A                   999(5)           *(2)
                                                      Crown Books            10,000(6)           *
Keith W. Hammer....................................   Crown Books               666(7)           *
Anne Hancock.......................................   None
Donald J. Pilch....................................   Crown Books             3,000(8)           *
John R. Sutton.....................................   Crown Books             1,007(9)           *
Bonita A. Wilson...................................   Class A                 3,750(10)          *(2)
                                                      Crown Books            10,000(6)           *
Douglas M. Bregman.................................   Class A                 3,750(10)          *(2)
                                                      Crown Books            10,000(6)           *
Larry G. Schafran..................................   Class A                 2,250(11)          *(2)
                                                      Crown Books             7,500(12)          *
All directors and executive officers as a group (9
  persons).........................................   Class A               263,246(13)      13.84(2)
                                                      Crown Books            72,673(14)       1.36

---------------
  *   Less than one percent.
 (1) Includes exercisable options for 129,750 Class A shares. These stock options include options for 10,000 shares under Dart's 1983 Non-Qualified Stock Option Plan and 99,750 shares under Dart's 1987 Non-Qualified Stock Option Plan, the validity of which are subject to challenge by Dart.
 (2) Calculated based upon a class including shares subject to exercisable stock options under stock option plans, which are subject to challenge by Dart.
 (3) Herbert H. Haft has filed a lawsuit seeking a judgement declaring that 172,730 shares of Class B Common Stock belong to him, that they were wrongfully sold by Ronald S. Haft to Dart and that Herbert H. Haft is entitled to restitution of such shares or, alternatively, that his purported irrevocable proxy on the 172,730 shares continues to be valid.
 (4) Includes exercisable options for 30,000 shares.
 (5) Includes exercisable options for 999 Class A shares.
 (6) Includes exercisable options for 10,000 shares.
 (7) Includes exercisable options for 666 shares.
 (8) Includes exercisable options for 1,000 shares.
 (9) Includes exercisable options for 1,007 shares.
(10) Includes exercisable options for 3,750 Class A shares.
(11) Includes exercisable options for 2,250 Class A shares.
(12) Includes exercisable options for 7,500 shares.
(13) Includes exercisable options for 140,499 Class A shares.
(14) Includes exercisable options for 70,173 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of Crown Books' general and administrative functions are obtained directly from Dart. Crown Books has been charged an amount which, in management's opinion, is equal to costs incurred by Dart to provide these functions. In the year ended February 1, 1997, Crown Books was charged $1,846,000 by Dart for such services. It is not practicable for Crown Books to estimate the cost it would have incurred for these services if it had operated as an unaffiliated entity. In addition, Dart charges Crown Books monthly for expenses which relate directly to Crown Books' operations. Substantially all such charges are supported by invoices from unrelated parties designating Crown Books as recipient of the related goods and service or were for matters related to Dart and all of its affiliated companies (including Crown Books) and were allocated on a judgmental basis. These charges were $5,683,000 in the year ended February 1, 1997.

     Of Crown Books' 168 stores as of February 1, 1997, seven were leased from entities in which members of the Haft family own substantially all the beneficial interests. These seven lease agreements with the Haft family provide for various termination dates which, assuming renewal options are exercised, range from 1997 to 2029, and require the payment of future minimum rentals aggregating $39,121,000 at February 1, 1997. These agreements also require payment of a percentage of sales in excess of a stated minimum. In addition, three closed stores have lease agreements with Haft-owned entities with various termination dates from 1997 to 2002 and require future minimum rentals aggregating $789,000 at February 1, 1997. Annual fees and rentals included in the consolidated statements of income for leases involving the Haft family was $1,985,000 in the year ended February 1, 1997.

     Crown Books subleases from Dart 28,000 square feet of a warehouse and office facility located in Landover, Maryland. The sublease, which commenced in 1985, is for 30 years and six months and provides for rental payments increasing approximately 15% every five years over the term of the sublease. The current annual rental is $288,000. The sublease also requires payment of maintenance, utilities, insurance and real estate taxes allocable to the space subleased. Dart leases the entire 271,000 square foot warehouse and office facility from a private partnership in which Haft family members own all of the partnership interests. Crown Books' sublease is on the same terms as Dart's lease from the Haft family partnership.

     Dart has a lease agreement with a Haft family-owned entity for vacant land near the warehouse and office facility in Landover, Maryland. The lease is for the same period as the warehouse and office facility lease described above. Dart, Trak Auto and Crown Books each pay a pro-rata share of the rent in the proportion to their use of the warehouse and office facility. Crown Books' current annual rental is $5,000 with increases of three percent per year.

     As part of the RSH Settlement, Ronald S. Haft agreed to transfer the real estate and the partnership interests controlled by him in the warehouse and office facility to Dart (or its subsidiaries) and to reduce the rent. These transfers and rent reductions are subject to contingencies, including bankruptcy court approval, mortgagee approval, challenges brought by Herbert H. Haft concerning the extent of Ronald S. Haft's ownership interest in the property, and claims asserted by Robert M. Haft and Linda G. Haft regarding the extent to which Ronald S. Haft controls the aforementioned partnerships.

     The Executive Committees of Dart, Crown Books and Trak Auto have undertaken a legal review of certain leasing arrangements and real estate related transactions between Dart, Crown Books or Trak Auto, on the one hand, and Haft-owned entities, on the other hand. On December 17, 1996, Dart, Crown Books and Trak Auto filed a lawsuit against Herbert H. Haft (Chairman of each such company) claiming breach of fiduciary duty, fraud and waste in connection with certain of these lease transactions with certain partnerships owned beneficially by member of the Haft family.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report describes Crown Books' compensation policies applicable to its executive officers during the fiscal year ended February 1, 1997. During fiscal 1997, executive compensation policies were formulated by the Compensation Committee. An Executive Compensation Program was developed in fiscal 1996 and was implemented in fiscal 1997. This new program shifts the former "base pay" emphasis to one that is more closely tied to company performance.

     The key elements of Crown Books' executive compensation program consist of base salaries that are determined based upon (a) concerns of competitive pay and performance, (b) cash bonus awards that are driven solely by performance and (c) ownership of stock options to align the interests of management with those of stockholders. These elements are described in more detail below.

     Executive compensation during fiscal 1997 consisted principally of salary. Annual salary is determined by the person to whom such officer reports (in consultation with the Chief Executive Officer and the Compensation Committee), based on the officer's previous year's salary and his superior's subjective assessment of the responsibilities of the position held, the competitive market for retail executives with comparable levels of responsibility, the executive's performance on the job and other factors that the superior deems relevant or appropriate. The Compensation Committee also advises the Board of Directors as to the compensation of the Chief Executive Officer.

     In fiscal 1997, the Board of Directors did not award any cash bonuses to the Chief Executive Officer or other executive officers.

     The Compensation Committee believes that annual awards of stock options are an effective means of aligning an executive's compensation with the interests of shareholders, since the values of such options are tied directly to increases in the market value of Crown Books' common stock. The exercise price for such options is the market value of Crown Books' common stock on the date of grant. Options become exercisable over time and expire five years after the date of grant. There is no set number of options that can be awarded in any year or any formula for allocating options among the officers. The amount of options awarded to each executive officer is based on the Compensation Committee's subjective evaluation of the relative contributions of the executives to Crown Books.

     Crown Books granted stock options to certain executive officers during fiscal 1997 based upon performance during fiscal 1996. In addition, certain executive officers were granted stock options in fiscal 1997 in lieu of compensation increases in fiscal 1998.

FISCAL 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     E. Steve Stevens was appointed Chief Executive Officer in December 1995 and, under his employment agreement, his current annual base salary is $291,500. During fiscal 1997, Mr. Stevens salary was increased to be within the competitive range in the marketplace in order to retain his continued service. Mr. Stevens also receives an auto allowance and is eligible for a performance-based bonus subject to approval of the Board of Directors. During fiscal 1997, the Board awarded Mr. Stevens options to purchase 20,000 shares of Crown Books' common stock and Dart's board of directors awarded him options to purchase 1,000 shares of Dart Class A common stock. The options were awarded to tie compensation to future performance and the number of options was determined by market comparison to similar positions utilizing the Black-Scholes option pricing model to value the grant. In addition, the Board awarded Mr. Stevens options to purchase 20,000 shares of Crown Books common stock in lieu of a compensation increase in fiscal 1998.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

     It is the responsibility of the Board to address the issues raised by a change in the federal income tax laws that has made certain non-performance based compensation to executive officers of public companies in excess of $1 million non-deductible to such companies. In this regard, the Board must determine whether any actions with respect to this new limit should be taken by Crown Books. At this time, it is not anticipated that any executive officer of Crown Books will receive any such compensation in fiscal 1998. Therefore, the Board has not taken any action to comply with the $1 million limitation. The Board will continue to monitor this situation and will take appropriate action if it is warranted in the future.

STATUS OF REPORT

     The foregoing report on Executive Compensation shall not be deemed to be "soliciting material" or be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

                                          Compensation Committee

                                          Douglas M. Bregman
                                          Larry G. Schafran
                                          Bonita A. Wilson

                        STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (the S&P Retail Store Specialty Index) for the five-year period ending February 1, 1997. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on January 31, 1992. Through February 1, 1997, no dividends were paid on the Common Stock. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                     FOR THE YEAR ENDED FEBRUARY 1, 1997

                                   [GRAPH]

        MEASUREMENT PERIOD              CROWN BOOKS      STANDARD & POOR'S     RETAIL STORE
      (FISCAL YEAR COVERED)             CORPORATION            INDEX             COMPOSITE
1992                                       100.00              100.00              100.00
1993                                       100.65              110.58              131.48
1994                                       100.65              124.94              131.06
1995                                        63.23              132.61              127.05
1996                                        49.03              183.82              118.37
1997                                        50.97              232.35              135.06

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth in summary form all compensation for all services rendered in all capacities to Crown Books and its subsidiaries for the three years ended February 1, 1997 to (i) the Chief Executive Officer of Crown Books, (ii) the other four executive officers of Crown Books and (iii) one former executive officer of Crown Books who would have been among Crown Books' five most highly compensated current executive officers had he not resigned (collectively, the "Named Executive Officers").

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                    ANNUAL COMPENSATION                      AWARDS
                                            -----------------------------------     -------------------------
                                                                      OTHER         SECURITIES
                                                                      ANNUAL        UNDERLYING    ALL OTHER
            NAME AND               FISCAL                          COMPENSATION      OPTIONS     COMPENSATION
       PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)      ($)(1)           (#)          ($)(2)
---------------------------------  ------   ---------   --------   ------------     ----------   ------------
E. Steve Stevens.................  1997      288,900         --           --          41,000         4,000
Chief Executive Officer            1996      233,600     37,500           --          22,500         2,000
and President(3)                   1995      123,600     18,500           --              --        18,600(4)

Keith W. Hammer..................  1997      140,900         --       16,700(6)        9,000         2,000
Senior Vice President and          1996      132,900     18,700       15,300(6)        2,000        15,000(7)
Chief Information Officer(5)       1995        9,600         --           --              --            --

Anne Hancock.....................  1997       26,300         --           --              --            --
Vice President, Real Estate(8)

Donald J. Pilch..................  1997      162,800         --           --           9,000         3,500
Vice President and                 1996       31,100         --           --           3,000         5,000(10)
Chief Financial Officer(9)

John R. Sutton...................  1997      102,900         --           --           9,000         3,000
Vice President,                    1996       84,100         --           --             975         3,000
Merchandising(11)                  1995       75,900         --           --              --         3,000

Marc J. Joseph...................  1997      155,200         --           --                            --
Former General Merchandising       1996       30,100         --           --              --         3,200(13)
Manager(12)

---------------
 (1) Excludes perquisites and other personal benefits, unless the aggregate amount of such compensation is at least $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.
 (2) Includes approximate allocation to the accounts of the Named Executive Officers pursuant to the 401(k) and/or the profit sharing plans of Crown Books, unless otherwise footnoted.
 (3) Mr. Stevens joined Crown Books in June 1994 and was appointed President and Chief Executive Officer in December 1995.
 (4) Includes relocation allowance.
 (5) Mr. Hammer joined Crown Books in December 1994 and was appointed Senior Vice President and Chief Information Officer in April 1997.
 (6) Includes reimbursement for the lost proceeds from the exercise of stock options with prior employer.
 (7) Includes relocation allowance.
 (8) Ms. Hancock joined Crown Books in November 1996 as Vice President of Real Estate. Ms. Hancock's current annual salary is $130,000 plus an auto allowance of $7,800.
 (9) Mr. Pilch joined Crown Books in November 1995 as Vice President and Chief Financial Officer.

(10) Employment sign-on bonus.
(11) Mr. Sutton was appointed Vice President of Merchandising in September 1996.
(12) Mr. Joseph joined Crown Books in November 1995 as Senior Vice President and General Merchandising and left Crown Books in September 1996.
(13) Moving allowance.

OPTION GRANTS IN LAST FISCAL YEAR

     This table provides information with respect to grants of options for shares of common stock of Crown Books to the Named Executive Officers during fiscal 1997 and the exercise price, expiration date and estimates of the potential realizable values of such options.

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                   INDIVIDUAL GRANTS                            AT ASSUMED
                             -------------------------------------------------------------   ANNUAL RATES OF
                                        % OF TOTAL                                             STOCK PRICE
                                         OPTIONS      EXERCISE                               APPRECIATION FOR
                             OPTIONS    GRANTED TO    OR BASE    MARKET PRICE                 OPTION TERM(2)
                             GRANTED   EMPLOYEES IN    PRICE       DATE OF      EXPIRATION   ----------------
           NAME              (#)(1)    FISCAL YEAR     ($/SH)      GRANT($)        DATE      5%($)    10%($)
---------------------------  -------   ------------   --------   ------------   ----------   ------   -------
E. Steve Stevens...........   20,000       15.8        12.375       12.375         7-31-01   68,400   151,100
                              20,000       34.8        10.50        10.50          7-31-01   58,000   128,200

Keith W. Hammer............    4,500        3.6        12.375       12.375         7-31-01   15,400    34,000
                               4,500        7.8        10.50        10.50          7-31-01   13,100    28,800

Anne Hancock...............     None

Donald J. Pilch............    4,500        3.6        12.375       12.375         7-31-01   15,400    34,000
                               4,500        7.8        10.50        10.50          7-31-01   13,100    28,800

John R. Sutton.............    4,500        3.6        12.375       12.375         7-31-01   15,400    34,000
                               4,500        7.8        10.50        10.50          7-31-01   13,100    28,800

Marc J. Joseph.............     None

---------------
(1) Options become exercisable over time. One-third become exercisable one year from the date of grant, an additional one-third become exercisable two years from the date of grant and the last third become exercisable three years from the date of grant. Options expire five years from the date of grant. Options are granted at market price on the date of grant. All options granted to executive officers are incentive stock options ("ISO's") under the Internal Revenue Code. ISO's entitle the option holder to special tax treatment provided that the option holder satisfies certain holding periods with respect to shares acquired on the exercise of options. In general, if the holding periods are satisfied, the option holder will incur no taxable income by reason of exercise of the option, and Crown Books will not receive an income tax deduction by reason of the exercise. The option holder will recognize gain or loss upon a subsequent sale of the common stock, based on the difference between the amount for which the stock is sold, and the option price paid.
(2) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect Crown Books' estimate of future stock price growth.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     For each of the Named Executive Officers, the following table provides information regarding the exercise of options during fiscal 1997 and the number and value of unexercised options as of February 1, 1997.

                                                                                NUMBER OF
                                                                               SECURITIES        VALUE OF
                                                                               UNDERLYING       UNEXERCISED
                                                                               UNEXERCISED     IN-THE-MONEY
                                                                               OPTIONS AT       OPTIONS AT
                                                                                 FY-END         FY-END ($)
                                                                              -------------    -------------
                                           SHARES ACQUIRED       VALUE        EXERCISABLE/     EXERCISABLE/
                  NAME                       ON EXERCISE      REALIZED ($)    UNEXERCISABLE    UNEXERCISABLE
----------------------------------------   ---------------    ------------    -------------    -------------
E. Steve Stevens........................         --                --         10,000/52,500      --

Keith W. Hammer.........................         --                --            666/10,334      --

Anne Hancock............................         --                --              --            --

Donald J. Pilch.........................         --                --          1,000/11,000      --

John R. Sutton..........................         --                --          1,007/ 9,325      --

Marc J. Joseph..........................         --                --              --            --

EMPLOYMENT AGREEMENTS

     On February 1, 1997, Crown Books entered into an employment agreement with
E. Steve Stevens, President and Chief Executive Officer. Mr. Stevens' agreement is for a term of two years (Crown Books' fiscal years 1998 and 1999). The agreement is renewable for one additional one year term, unless Mr. Stevens is terminated with cause. The agreement provides for an initial annual base salary of $291,500, subject to increases following review and performance appraisal by the Compensation Committee of the Board of Directors, an auto allowance of $850 per month and a performance-based bonus subject to approval of the Board of Directors..

     During fiscal 1996, Crown Books entered into an employment agreement with Donald J. Pilch. The agreement is for a one-year term, beginning November 6, 1995 and ending November 6, 1996 and is automatically extended an additional one year, each year, unless Mr. Pilch is terminated pursuant to the agreement. The agreement provides for an initial annual base salary of $155,000, an auto allowance of $650 per month and a bonus based on performance and approval of the Board of Directors. The annual compensation is subject to annual increases as recommended by the Compensation Committee following review and performance appraisal by the Compensation Committee and approved by the Board.

     On February 1, 1996, Crown Books entered into an employment agreement with Keith W. Hammer. The agreement is for a one year term beginning February 1, 1996 and ending February 1, 1997, and is automatically extended an additional year, each year, unless Mr. Hammer is terminated pursuant to the agreement. The agreement provides for an initial annual base salary of $124,500, an auto allowance of $650 per month and a bonus based on performance and approval of the Board of Directors. The annual base salary is subject to annual increases as recommended to the Board of Directors by the Compensation Committee.

     On October 21, 1996, Crown Books entered into an employment agreement with Anne Hancock. The agreement is for a one year term, beginning October 28, 1996 and ending October 28, 1997, and is automatically extended an additional year, each year, unless Ms. Hancock is terminated pursuant to the agreement. The agreement provides for an initial annual base salary of $130,000, an auto allowance of $650 per month and a bonus based on performance and approval of the Board of Directors. The annual base salary is subject to annual increases as recommended to the Board of Directors by the Compensation Committee.

                             INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as the independent auditors of Crown Books for the fiscal year ended February 1, 1997 and has been appointed by the Board of Directors to serve as Crown Books' independent auditors for the fiscal year ending January 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Meeting with opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders who wish to submit a proposal for consideration at the 1998 Annual Meeting of Stockholders should submit the proposal in writing to Crown Books at 3300 75th Avenue, Landover, Maryland 20785, attention: Elliot R. Arditti, Esq. Proposals must be received by Crown Books no later than February 1, 1998 for inclusion in next year's proxy materials.

                                OTHER MATTERS

     Proxies for the Meeting will be solicited by mail and may be solicited by telephone and other means of communication. Solicitation may be made by directors, officers and other regular employees of Crown Books. The entire cost of soliciting proxies will be borne by Crown Books. Crown Books does not expect to pay any compensation for solicitation of proxies, but will reimburse brokers, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock held by such persons.

     The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to herein. If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgement on such matters.

                                          By order of the Board of Directors

                                          /s/ ELLIOT R. ARDITTI

                                          Elliot R. Arditti
                                          Secretary

May 30, 1997

     A COPY OF CROWN BOOKS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 1, 1997, WHICH HAS BEEN FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO DONALD J. PILCH, CHIEF FINANCIAL OFFICER, CROWN BOOKS CORPORATION, 3300 75TH AVENUE, LANDOVER, MARYLAND 20785.

                           /       /

1.  Election of Directors        FOR all nominees           WITHHOLD AUTHORITY to vote                *EXCEPTIONS    /  /
                                 listed below      /  /     for all nominees listed below    /  /

NOMINEES: Herbert H. Haft, Douglas M. Bregman, Larry G. Schafran and Bonita A.
          Wilson.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
               THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

2. IN THEIR DISCRETION, on any other matters that may properly come before the meeting or any adjournments thereof.


                                                                                                       Change of Address and
                                                                                                       or Comments Mark Here     / /

                                                                                         Please date this proxy and sign your
                                                                                         name exactly as your name appears herein.
                                                                                         If the stock is held jointly, all owners
                                                                                         must sign.  When signing as attorney,
                                                                                         executor, administrator, trustee,
                                                                                         guardian or in another representative
                                                                                         capacity, please give your full title.

                                                                                         Dated:                              , 1997
                                                                                               ------------------------------

                                                                                         ------------------------------------------
                                                                                                  Signature of Stockholder

                                                                                         ------------------------------------------
                                                                                         Signature of Stockholder (if held jointly)

                                                                                         VOTES MUST BE INDICATED
                                                                                         ( X ) IN BLACK OR BLUE INK         /  /

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN IN THE ENCLOSED ENVELOPE, IF MAILED IN THE UNITED STATES





                            CROWN BOOKS CORPORATION

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 27, 1997

        The undersigned, a stockholder of Crown Books Corporation, a Delaware corporation (the "Corporation"), hereby appoints Larry G. Schafran and E. Steve Stevens, attorneys and proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Marriott Courtyard, 8330 Corporate Drive, Landover, Maryland on Friday, June 27, 1997 and at any adjournments thereof, as designated for the items set forth below and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated May 30, 1997.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED UNDER ITEM 1.



                                    (Continued and to be signed on reverse side)


                               CROWN BOOKS CORPORATION
                               P.O. BOX 11353
                               NEW YORK, NY 10203-0353


                                      21